Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-144992 and 333-155288 on Form S-8, and Registration Statement No. 333-155351 on Form S-3 of our report dated August 29, 2012, relating to the consolidated financial statements and financial statement schedules of Solera Holdings, Inc.(which report expresses an unqualified opinion), and the effectiveness of Solera Holdings, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Solera Holdings, Inc. for the year ended June 30, 2012.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
August 29, 2012